                                  SCHEDULE 14A
                                 (RULE 14A-101)
                   INFORMATION REQUIRED IN CONSENT STATEMENT

                            SCHEDULE 14A INFORMATION
               CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Filed by the registrant /X/
    Filed by party other than the registrant / /

    Check the appropriate box:
    / /  Preliminary Consent Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Consent Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             NIAGARA MOHAWK POWER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Consent Statement,
                         if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                                                 [LOGO]
--------------------------------------------------------------------------------

300 ERIE BOULEVARD WEST, SYRACUSE, NEW YORK 13202

                           --------------------------

                                OCTOBER 28, 1997

                            ------------------------

Dear Shareholder:

    Please find enclosed important information pertaining to the consent that Niagara Mohawk Power Corporation (the "Corporation") is seeking from holders of its preferred stock to increase the amount of unsecured indebtedness the Corporation may issue. Under the Corporation's Certificate of Incorporation, it and its wholly-owned subsidiaries cannot, without the consent of a majority of the total number of votes which may be cast by the holders of the Corporation's preferred stock, issue debt securities representing unsecured indebtedness if such unsecured indebtedness would exceed (i) 10% of the sum of the secured indebtedness of the Corporation and its wholly-owned subsidiaries, the capital of the Corporation and the consolidated surplus of the Corporation plus (ii) $50,000,000. At present, this would entitle the Corporation to have outstanding approximately $700 million in unsecured indebtedness. The Corporation is seeking the consent of the holders of the preferred stock to issue up to $5 billion in unsecured indebtedness in excess of the present limitation. In particular, the Corporation anticipates that over half of this amount could be used in connection with the Master Restructuring Agreement described in the attached consent solicitation. In addition, the ability to use unsecured indebtedness will increase the Corporation's flexibility in planning and financing its business activities. We would greatly appreciate your giving prompt attention to the enclosed material which you are urged to read in its entirety.

    If the necessary number of shares of preferred stock grant consents, all holders of preferred stock of record on October 23, 1997 will receive a special cash payment in the amount of $1.00 per share (or $0.25 per share for $25 par preferred stocks). Information pertaining to the special cash payment is included with the enclosed material.

    It is important that all preferred shareholders, regardless of the number of shares owned, grant a consent. WE URGE YOU TO GRANT YOUR CONSENT BY MARKING, SIGNING AND DATING THE ENCLOSED CONSENT CARD, WHICH IS INCLUDED WITHIN, AND RETURN IT AS SOON AS POSSIBLE. Shareholders are requested to return their consent by December 3, 1997 (the "Return Date"). Brokers, dealers, commercial banks, trust companies and other nominees, only, may return consents and Notices of Solicited Consents by facsimile to D.F. King & Co., Inc. at (212) 269-6061.

    The board of directors of the Corporation has not set a record date with respect to this consent solicitation. Accordingly, under New York law, the record date for determining shareholders entitled to grant a consent with respect to this solicitation is October 23, 1997, the date of the board resolution authorizing the seeking of consents.

    If you have any questions regarding the proposed consent, please call Merrill Lynch & Co., the Solicitation Agent, at (888) 654-8637 (toll-free), D.F. King & Co., Inc., the Information Agent, at (800) 290-6432 (toll-free), Richard
C. Lathrop of the Corporation at (315) 428-5247 or your broker, dealer, commercial bank, trust company or other nominee.

                                             Sincerely,

                                           /s/ Kapua A. Rice

                                          Kapua A. Rice
                                          SECRETARY

                        NIAGARA MOHAWK POWER CORPORATION
                               CONSENT STATEMENT
                      WITH RESPECT TO ITS PREFERRED STOCK

INTRODUCTION

    This Consent Statement is first being mailed on or about October 28, 1997 to the preferred shareholders of Niagara Mohawk Power Corporation, a New York corporation (the "Corporation"), in connection with the solicitation of consents by the Board of Directors (the "Board") of the Corporation to the Proposal described below. Under the Corporation's Certificate of Incorporation, it and its wholly-owned subsidiaries cannot, without the consent, granted in writing or by a vote at a special meeting, of a majority of the total number of votes which may be cast by the holders of the Corporation's preferred stock, issue debt securities representing unsecured indebtedness if such unsecured indebtedness would exceed (i) 10% of the sum of the secured indebtedness of the Corporation and its wholly-owned subsidiaries, the capital of the Corporation and the consolidated surplus of the Corporation (which amount is the limitation set forth in the Certificate of Incorporation (the "Charter Limitation")) plus (ii) $50,000,000 (which additional amount was approved by the preferred shareholders in 1956 and together with the Charter Limitation is referred to as the "Present Limitation"). At present, this would entitle the Corporation to have outstanding approximately $700 million in unsecured indebtedness, approximately $195 million of which is presently outstanding. The Corporation is seeking the consent of the holders of the Preferred Stock to issue up to $5 billion in unsecured indebtedness in excess of the Present Limitation (the "Proposal"). The ability to use unsecured indebtedness will increase the Corporation's flexibility in planning and financing its business activities. In particular, the Corporation anticipates that over half this amount could be used in connection with the Master Restructuring Agreement described herein.

    If the Proposal is approved, the Corporation will make a special cash payment in the amount of $1.00 per share (or $0.25 per share for $25 par preferred stocks) to all holders of record on the record date (the "Cash Payment"). Shareholders are requested to return their consents by the Return Date of December 3, 1997.

    YOUR CONSENT AND PROMPT ACTION ARE IMPORTANT. YOU ARE URGED TO GRANT YOUR CONSENT BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED CONSENT CARD AS SOON AS POSSIBLE.

                               CONSENT PROCEDURES

RECORD DATE, VOTING SECURITIES, REQUIRED VOTE

    The Board of Directors of the Corporation has not set a record date with respect to this consent solicitation. Accordingly, under New York law, the record date for determining shareholders entitled to grant a consent with respect to this solicitation is October 23, 1997 (the "Record Date"), the date of the board resolution authorizing the seeking of consents. Only holders of record of the Corporation's preferred stock at the close of business on the Record Date will be entitled to grant consents. The Corporation has fifteen series of preferred stock and the record holders of all shares of all series of stock vote together as one class with respect to the Proposal. The shares of preferred stock outstanding on the Record Date, and the vote to which each share is entitled in consideration of the Proposal, are as follows:

                                                                SHARES          VOTES       AGGREGATE    CASH PAYMENT
SERIES/CUSIP NUMBER                                           OUTSTANDING     PER SHARE       VOTES        PER SHARE
------------------------------------------------------------  -----------  ---------------  ----------  ---------------
CUMULATIVE PREFERRED $100 PAR
3.40% Series/653522 201.....................................     200,000              1        200,000     $    1.00
3.60% Series/653522 300.....................................     350,000              1        350,000     $    1.00
3.90% Series/653522 409.....................................     240,000              1        240,000     $    1.00
4.10% Series/653522 508.....................................     210,000              1        210,000     $    1.00
4.85% Series/653522 607.....................................     250,000              1        250,000     $    1.00
5.25% Series/653522 706.....................................     200,000              1        200,000     $    1.00
6.10% Series/653522 805.....................................     250,000              1        250,000     $    1.00
7.45% Series................................................     222,000              1        222,000     $    1.00
7.72% Series/653522 888.....................................     400,000              1        400,000     $    1.00

CUMULATIVE PREFERRED $25 PAR
7.85% Series/653522 813.....................................     731,204            1/4        182,801     $    0.25
8.375% Series...............................................     100,000            1/4         25,000     $    0.25
9.50% Series/653522 797.....................................   6,000,000            1/4      1,500,000     $    0.25

ADJUSTABLE RATE PREFERRED $25 PAR
Series A/653522 854.........................................   1,200,000            1/4        300,000     $    0.25
Series B/653522 847.........................................   1,750,000            1/4        437,500     $    0.25
Series C/653522 839.........................................   2,000,000            1/4        500,000     $    0.25
                                                                                            ----------
                                                                                            ----------
Total Votes Entitled to be Cast.............................                                 5,267,301

    The consent of a majority of the votes entitled to be cast by the preferred stock, voting together as one class, is required to consent to the Proposal. The Corporation's Common Stock is not required to consent to the Proposal.

CONSENT PROCEDURES GENERALLY; EFFECTIVENESS OF CONSENTS

    The Corporation is a New York corporation and is, therefore, subject to the New York Business Corporation Law (the "BCL"). The BCL permits action by less than unanimous written consent of stockholders where any provision in a certificate of incorporation not inconsistent with the BCL so provides. The Certificate of Incorporation of the Corporation specifically provides that a majority of the total number of votes which may be cast by the holders of all series of preferred stock may consent in writing to the Corporation's issuance of unsecured debt in excess of the Charter Limitation.

    The Proposal will become effective when properly completed, unrevoked and effective consent cards (or other forms of consent) indicating consent to the Proposal, signed by the holders of record on the Record Date of a majority of the votes entitled to be cast by the preferred stock, are delivered to the Corporation.

    Because the Proposal will become effective only if executed consents are returned by holders of record on the Record Date of a majority of the votes entitled to be cast by the preferred stock, the following actions will have the same effect as withholding consent to the Proposal: (a) failing to execute, date and return a consent card or (b) executing, dating and returning a consent marked "WITHHOLDS CONSENT" or "ABSTAINS" as to the Proposal. If returned consent cards are executed and dated but not marked with respect to the Proposal, the shareholder will be deemed to have consented to the Proposal.

PROCEDURAL INSTRUCTIONS

    If a shareholder is a record holder of shares of preferred stock as of the close of business on the Record Date, such shareholder may consent to, withhold consent to or abstain with respect to the Proposal by marking the "CONSENTS", "WITHHOLDS CONSENT" or "ABSTAINS" box, as applicable, on the accompanying consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope. Any beneficial owner of shares who is not the registered holder of such shares as of the Record Date (as would be the case for any beneficial owner whose shares are registered in the name of such owner's broker, dealer, commercial bank, trust company or other nominee) must arrange with the record holder to execute and deliver a consent form on such beneficial owner's behalf.

    UNDER THE BCL, ONLY SHAREHOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE PROPOSALS. THEREFORE, EACH SHAREHOLDER IS URGED, EVEN IF SUCH SHAREHOLDER HAS SOLD ITS SHARES SUBSEQUENT TO THE RECORD DATE, TO GRANT ITS CONSENT PURSUANT TO THE ENCLOSED CONSENT CARD WITH RESPECT TO ALL SHARES HELD AS OF THE RECORD DATE. IF THE CASH PAYMENT IS MADE, IT WILL BE MADE TO THE HOLDERS OF RECORD ON THE RECORD DATE. IN ADDITION, ANY SHAREHOLDER OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, SHOULD CONTACT THAT NOMINEE WITH INSTRUCTIONS TO EXECUTE THE CONSENT CARD ON SUCH SHAREHOLDER'S BEHALF OR TO HAVE THAT NOMINEE EXECUTE THE CONSENT. EACH SHAREHOLDER IS URGED TO ENSURE THAT THE RECORD HOLDER OF SUCH SHAREHOLDER'S SHARES MARKS, SIGNS, DATES AND RETURNS THE ENCLOSED CONSENT CARD AS SOON AS POSSIBLE.

REVOCATION OF CONSENTS

    Executed consents may be revoked at any time, provided that a written, dated revocation which clearly identifies the consent being revoked is executed and delivered to Richard C. Lathrop, Shareholder Services, Niagara Mohawk Power Company, 300 Erie Boulevard West, Syracuse, New York 13202, prior to the time that the Proposal becomes effective. A revocation may be in any written form validly signed by the record holder as of the Record Date as long as it clearly states that the consent previously given is no longer effective.

APPRAISAL RIGHTS

    No appraisal rights are or will be available under the BCL in connection with the Proposal.

                          OWNERSHIP OF PREFERRED STOCK

    The preferred stock is the only class of securities entitled to vote on the Proposal. There were approximately 5,000 holders of record of shares of preferred stock as of September 30, 1997.

    To the knowledge of the Corporation, as of the Record Date, there are no beneficial owners of more than 5% of the outstanding shares of preferred stock and none of the Corporation's directors or executive officers own any shares of preferred stock.

CASH PAYMENTS

    Subject to the terms and conditions set forth in this Consent Statement, if (but only if) the Proposal is approved, the Corporation will make the applicable Cash Payment, to each preferred shareholder on the Record Date regardless of whether such shareholder grants a consent. If the Proposal is approved, Cash Payments will be paid out of the Corporation's general funds, promptly after the Proposal is approved.

However, no accrued interest will be paid on the Cash Payments regardless of any delay in making payments.

    Only preferred shareholders on the Record Date (or their legal representatives or attorneys-in-fact) are entitled to receive Cash Payments. Any beneficial owner of shares who is not the registered holder of such shares as of the Record Date must arrange with the record holder to receive his proportionate interest in the Cash Payments made to such record holder. The Corporation will have no responsibility or liability for any aspect of the records relating to or payments made on account of any beneficial owners's interest in the Cash Payment made to a record holder of preferred stock.

                            REASONS FOR THE PROPOSAL

    The Proposal would permit the Corporation and its wholly-owned subsidiaries to issue $5 billion in unsecured debt securities in excess of the Present Limitation. At present, the Corporation has outstanding approximately $3.4 billion in long-term debt, of which approximately $195 million is unsecured.

    As a result of state and federal policy, the Corporation has 157 contracts to buy power at above market cost from independent power producers ("IPPs"), even when the power is not needed. The Corporation's payments to IPPs increased from less than $200 million in 1990 to $1.1 billion in 1996, and if no action were taken would continue to grow. On July 9, 1997, following months of negotiations, the Corporation entered into a Master Restructuring Agreement with sixteen IPPs, pursuant to which in exchange for terminating or restructuring their contracts, those IPPs would receive $3.6 billion in cash and 46 million in shares of common stock of the Corporation. In addition, the Corporation and certain of such IPPs would enter into restructured financial and physical contracts on terms more favorable to the Corporation than the existing contracts. The contracts covered by the Master Restructuring Agreement represent more than 80% of the Corporation's above-market IPP costs.

    Consummation of the Master Restructuring Agreement is subject to a number of conditions that require the approval of a large number of third parties, including regulatory approvals, amendment or termination of the IPPs' existing third-party arrangements, creation of new IPP third-party arrangements, approval of the Corporation's common shareholders and the Corporation's successful completion of the financing required to accomplish the transaction. The Corporation hopes to close the Master Restructuring Agreement in the first half of 1998.

    At present, the Corporation plans to finance approximately 90% of the cash payment to the IPPs by incurring indebtedness and to use cash on hand for the remainder. Under the terms of the Master Restructuring Agreement, if such amount is raised through an underwritten public offering registered with the Securities and Exchange Commission (an "Offering"), such debt securities would, unless applicable securitization legislation is enacted in New York, have to be general unsecured obligations of the Corporation. Thus, to raise the necessary cash in an Offering, it is necessary to raise the Present Limitation. If the Proposal is not approved, the Corporation intends to raise the funds necessary for the Master Restructuring Agreement by obtaining the waiver of the IPPs to this restriction (which the Company believes it could obtain by offering comparable security for the Corporation's contractual obligations to the IPPs) or by raising debt other than in an Offering. In either case, funds could be raised through a combination of an unsecured Offering to the extent of the Present Limitation (as it would be increased by further secured borrowings) and further secured borrowings (which could be secured by a second mortgage interest). Such borrowings would probably require the Corporation to amend or refinance its senior debt facility and pay additional mortgage recording taxes.

    At present, the Corporation has not finalized the structure of the financing necessary to fund the Master Restructuring Agreement, although it is presently considering a combination of bank financing and an Offering. In addition, given the status of the regulatory proceedings and the timing contemplated by the Master Restructuring Agreement (in which the IPPs have three months following receipt of regulatory approval to conclude their third party arrangements and determine, on an individual basis, if they will go forward), it is impossible for the Corporation to know if the transaction will close and the ultimate terms thereof and the impact on the Corporation. Nonetheless, given the present interest rate environment, the Corporation might prefund some of this obligation, with indebtedness that could be prepaid should the transaction not occur, and in any event would like to have the flexibility to pursue all financing opportunities at an early stage. Accordingly, the Corporation is seeking approval of the Proposal now to provide it maximum financing flexibility.

    In addition to the requirements of the Master Restructuring Agreement, and regardless of whether that transaction closes, approval of the Proposal will provide the Corporation with greater financing flexibility in the future. The Corporation would then have the flexibility to issue unsecured debt to meet both capital requirements and to fund first mortgage bond maturities of approximately $2 billion which will occur through 2006, to the extent that interim cash flow or other sources of funds are not adequate or, in the latter case, are more costly.

    As competition intensifies in the electric utility industry, as a result of regulatory, legislative and market developments, flexibility and cost structure will be even more crucial to success in the future. Given that the electric industry is extremely capital intensive, controlling and minimizing financing costs are essential ingredients to operating effectively in the new competitive environment.

    The Corporation believes that adoption of the Proposal is key to meeting the objectives of flexibility and cost structure. Historically, the Corporation's debt financing generally has been accomplished through the issuance of long-term first mortgage bonds. First mortgage bonds represent secured indebtedness because they place a first priority lien on substantially all of the Corporation's assets. The Corporation's indenture with respect to its first mortgage bonds contains certain restrictive covenants with respect to, among other things, the disposition of assets and the ability to issue additional first mortgage bonds. In addition, the issuance of mortgage bonds has the added expense of a New York recording tax of approximately 1%. The Proposal will not only allow the Corporation to issue a greater amount of unsecured debt, it may also allow the Corporation to issue a greater amount of total debt. The Corporation anticipates changing the mix of debt securities toward more issuances on an unsecured basis to cover the Corporation's capital needs and to fund future maturities as needed.

                    FOR THE ABOVE REASONS, THE CORPORATION'S
                  BOARD BELIEVES THE BEST LONG-TERM INTERESTS
                       OF SHAREHOLDERS ARE SERVED BY, AND
                   ENCOURAGES SHAREHOLDERS TO GRANT CONSENTS
                       FOR, THE ADOPTION OF THE PROPOSAL

CERTAIN EFFECTS OF THE PROPOSAL

    At present, the Corporation cannot incur more than approximately $700 million of unsecured indebtedness without the consent of the preferred shareholders but can incur secured indebtedness without the consent of the preferred shareholders. While the Corporation's debt instruments contain restrictions as to the amount of indebtedness, both secured and unsecured, that may be incurred, such restrictions could be waived. Both secured and unsecured indebtedness rank prior to the position of the preferred stock. Accordingly, to the extent the Proposal allows the Corporation to incur a greater amount of total indebtedness, and such indebtedness increases the credit risks of the Corporation, the market price and credit rating of the preferred stock could decline.

    RATING AGENCIES

    Moody's Investors Service and Standard & Poor's (the "Rating Agencies") have been advised of the Proposal. The Rating Agencies have advised the Corporation that the adoption of the Proposal, in and of itself, will not result in a reduction of the preferred stock's current ratings.

    Ratings are not recommendations to purchase, hold or sell shares of the preferred stock inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to the Rating Agencies by the Corporation and obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

    FINANCIAL AND OTHER INFORMATION RELATING TO THE CORPORATION

    The financial statements of the Corporation and related information included in its Annual Report on Form 10-K for the year ended December 31, 1996, as amended, its Quarterly Report on Form 10-Q for the six month period ended June 30, 1997 and its Current Reports on Form 8-K dated July 10, 1997 and October 17, 1997, as filed with the SEC, are hereby incorporated by reference. The Corporation will provide without charge, upon the written or oral request of any person (including any beneficial owner) to whom this Consent Statement is delivered, a copy of such information (excluding certain exhibits). Such requests for information should be directed to Investor Relations Department, Niagara Mohawk Power Corporation, 300 Erie Boulevard West, Syracuse, NY 13202, telephone (315) 428-6012.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    Preferred shareholders should consult their own tax advisors in light of their particular circumstances as to the application of United States federal income tax laws, as well as the effect of any state, local, or foreign tax laws.

    As used herein, the term "United States Holder" means a preferred shareholder that is for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, or (iii) an estate or trust specified as being a "United States Person" in the Code.

    CASH PAYMENTS

    Though not entirely free from doubt, it is believed that the Cash Payments will be treated as ordinary dividend income to recipient United States Holders, and the Corporation will treat such payments accordingly.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    The amount of the Cash Payment paid to a United States Holder will be reported to such holder and to the Internal Revenue Service in the same way all cash dividends are reported. Backup withholding at a rate of 31% will apply to any such payments made to non-exempt United States Holders for whom backup withholding applies with regards to the payment of regular cash dividends.

SOLICITATION OF CONSENTS

    Consents will be solicited by mail, telephone, telegraph, telex, telecopier and in person. Solicitation may be made by directors, officers, investor relations personnel and other regular employees of the Corporation. No such employees will receive additional compensation for such solicitation.

    Brokers, dealers, commercial banks, trust companies and other nominees will be requested to forward the solicitation materials to the beneficial owners of preferred stock for which they hold of record and the Corporation will reimburse them for their reasonable out-of-pocket expenses. In addition, if the Proposal is approved, the Corporation will pay to each designated Soliciting Dealer a solicitation fee of $1.00 per share ($0.25 per share for $25 par preferred stocks) for each share of preferred stock as to which a consent is granted (and not revoked) by a beneficial owner holding less than 2,500 (or 10,000 with respect to $25 par preferred stocks) shares if such consent is received prior to the effectiveness of the Proposal. A designated Soliciting Dealer is an entity obtaining the consent as set forth on the consent or the Notice of Solicited Consents and it is (a) any broker or dealer in securities, including the Solicitation Agent in its capacity as a dealer or broker, which is a member of any national securities exchange or of the NASD, (b) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in making solicitations, or (c) any bank or trust company.

    No solicitation fee (other than solicitation fees payable to the Solicitation Agent as provided below) shall be payable to a Soliciting Dealer with respect to the granting of a consent with respect to shares by a holder except as set forth on the consent or a Notice of Solicited Consents. No solicitation fee shall be payable to a Soliciting Dealer in respect of shares registered in the name of such Soliciting Dealer unless such shares are held by such Soliciting Dealer as nominee and a consent is being granted with respect to such shares by one or more beneficial owners identified on the Notice of Solicited Consents. No solicitation fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a consenting holder. No solicitation fee shall be paid to a Soliciting Dealer with respect to shares held for its own account or shares beneficially owned by such Soliciting Dealer. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of the Corporation, the Solicitation Agent or D.F. King for purposes of this solicitation.

    Soliciting Dealers will include any of the organizations described in clauses (a), (b) and (c) above even when the activities of such organizations in connection with the solicitation consist solely of forwarding to clients materials related to the solicitation, and granting consents as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of shares as to whether to grant a consent. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the solicitation included any activities other than those described above, and for all purposes noted in all materials relating to the solicitation, the term "solicit" shall be deemed to mean no more than "processing consents" or "forwarding to customers materials regarding the solicitation."

    The Corporation has retained D.F. King & Co., Inc. ("D.F. King") to assist in connection with this consent solicitation for which D.F. King will be paid a fee estimated to be $20,000 and will be reimbursed for reasonable out-of-pocket expenses. The Corporation will indemnify D.F. King against certain liabilities and expenses in connection with the consent solicitation, including liabilities under the federal securities laws.

    Merrill Lynch & Co. ("Merrill Lynch") has been retained as Solicitation Agent. The Corporation has agreed to pay Merrill Lynch a fee of $.50 ($0.125 for $25 par preferred stocks) for each share of preferred stock as to which a consent is granted (and not revoked) for such engagement. The Corporation has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in furtherance of such services, and has agreed to indemnify Merrill Lynch and certain related persons and entities against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    The expenses related directly to the consent solicitation will be borne by the Corporation.

    YOUR CONSENT AND PROMPT ACTION ARE IMPORTANT. YOU ARE URGED TO GRANT YOUR CONSENT BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED CONSENT CARD AS SOON AS POSSIBLE.

DELIVERY OF CONSENTS

    Properly executed consents should be received by mail as soon as possible. The Return Date is December 3, 1997. If sufficient consents are not received on or prior to the Return Date, the Corporation presently intends to continue to solicit consents. Such consents should be mailed or delivered to D.F. King at the address set forth below. If you have any questions concerning this consent solicitation or the procedures to be followed to execute and deliver a consent or need additional copies of documents, please contact D.F. King & Co. at the address or phone numbers specified below. Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Corporation on or before December 2, 1997, to be considered for inclusion in the Corporation's Proxy Statement and Form of Proxy relating to that meeting.

                                          By Order of the Board of Directors

                                          Kapua A. Rice
                                          Secretary

Dated: October 28, 1997

   To obtain additional copies of this Consent Statement, please contact the
                               Information Agent.

                   The Information Agent for the Consent is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                             Collect: 212-269-5550
                           (800) 290-6432 (toll-free)
Questions concerning the Consents should be directed to the Solicitation Agent.

                   The Solicitation Agent for the Consent is:

                              MERRILL LYNCH & CO.
                             World Financial Center
                                  North Tower
                            New York, New York 10281
                           (888) 654-8637 (toll-free)

                        NIAGARA MOHAWK POWER CORPORATION
             CONSENT SOLICITED BY NIAGARA MOHAWK POWER CORPORATION TO ACTION OF PREFERRED SHAREHOLDERS WITHOUT A MEETING

    The undersigned, a holder of record of shares of preferred stock of Niagara Mohawk Power Corporation (the "Corporation") on the record date, October 23, 1997, for this consent solicitation, hereby acknowledges receipt of the Consent Statement dated October 28, 1997 (the "Consent Statement"), and consents pursuant to the Corporation's Certificate of Incorporation, with respect to all of the shares of preferred stock held by the undersigned, to the adoption of the following proposal (the "Proposal") without a meeting of the shareholders of the Corporation (except as otherwise specified below).
             THE CORPORATION URGES YOU TO CONSENT TO THE PROPOSAL.
Proposal: Consent to the incurrence of $5 billion in unsecured debt in excess of the Present Limitation applicable to the Corporation as set forth in the Consent Statement.
               / / Consents    / / Withholds Consent    / / Abstains

                             PLEASE VOTE PROMPTLY!

IF RETURNED CARDS ARE EXECUTED AND DATED BUT NOT MARKED WITH RESPECT TO THE PROPOSAL THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSAL.
                                            Consents can only be given by the
                                            shareholder of record on the Record
                                            Date. Please sign your name below
                                            exactly as it appears on your stock
                                            certificate or on the label affixed
                                            hereto. If shares are held jointly,
                                            each shareholder should sign. When
                                            signing as officer, director,
                                            shareholder, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by president or
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.
                                            Date _______________________________
                                            ____________________________________
                                                         Signatures
                                            ____________________________________
                                                     Title or Authority
                                            ____________________________________
                                                         Signature
                                            ____________________________________
                                                     (If held jointly)

           PLEASE MARK, SIGN, DATE AND RETURN YOUR CONSENT PROMPTLY.

                        NIAGARA MOHAWK POWER CORPORATION
                                 SOLICITED FEES

Pursuant to the terms of the Consent Statement dated October 28, 1997, Niagara Mohawk Power Corporation will pay to designated brokers and dealers a solicitation fee of $1.00 ($0.25 for $25 par preferred stocks) per share for any retail or registered Shares as to which consents are granted in favor (and not revoked) of the Proposal by beneficial owners of less than 2,500 (10,000 with respect to $25 par preferred stocks) shares if such consents are received prior to the effectiveness of the Proposal. No such fee shall be payable to a broker or dealer with respect to the vote of shares by a holder unless the consent designates such broker or dealer. However, soliciting brokers and dealers will not be entitled to a solicitation fee for shares beneficially owned by such broker or dealer.

The above signed represents that the Soliciting Dealer (as defined in the Consent Statement) who solicited and obtained this vote in favor of the proposed amendment is:
Name of Firm: __________________________________________________________________
                                  Please Print
Name of Individual Broker or Financial Consultant: _____________________________ Telephone Number of Broker or Financial Consultant: ____________________________ Identification Number (if known): ______________________________________________
Address: _______________________________________________________________________
                                Include Zip Code

The acceptance of compensation by such broker or dealer will constitute a representation by it that: (a) it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended and the applicable rules and regulations thereunder, in connection with such solicitation; (b) it is entitled to such compensation for such solicitation under the terms and conditions of the Consent Statement; (c) in soliciting votes of shares it has used no solicitation materials other than those furnished by Niagara Mohawk Power Corporation; and
(d) if it is a foreign broker or dealer not eligible for membership in the National Association of Securities Dealers, Inc. (the "NASD"), it has agreed to conform to the NASD's Rules of Fair Practice in making solicitations.

MERRILL LYNCH & CO.

                        NIAGARA MOHAWK POWER CORPORATION
                              CONSENT SOLICITATION
                      WITH RESPECT TO ITS PREFERRED STOCK

                            ------------------------

SHAREHOLDERS ARE REQUESTED TO RETURN CONSENTS BY THE RETURN DATE OF DECEMBER 3,
                                     1997.

                         ------------------------------

                                                                October 28, 1997

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

    We have been appointed by Niagara Mohawk Power Corporation, a New York corporation ( "the Corporation"), to act as Solicitation Agent and in connection therewith are enclosing the letter to preferred shareholders, consent statement and consent. If the Proposal described in the consent statement is approved by the Corporation's preferred shareholders, the Corporation will make a special cash payment in the amount of $1.00 per share ($0.25 for $25 par preferred stocks) to each holder of preferred stock.

    We are asking you to contact your clients for whom you hold shares registered in your name (or in the name of your nominee) or who hold shares registered in their own names. PLEASE BRING THE SOLICITATION TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE. The Corporation will reimburse you for your reasonable out-of-pocket expenses.

    If the Proposal is approved, the Corporation will pay to each designated Soliciting Dealer a solicitation fee of $1.00 per share ($0.25 per share for $25 par preferred stocks) for each share of preferred stock as to which a consent is granted (and not revoked) by a beneficial owner holding less than 2,500 (or 10,000 with respect to $25 par preferred stocks) shares if such consent is received prior to the effectiveness of the Proposal. A designated Soliciting Dealer is an entity obtaining the consent as set forth on the consent or the Notice of Solicited Consents and it is (i) any broker or dealer in securities, including the Solicitation Agent in its capacity as a broker or dealer, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in making solicitations, or (iii) any bank or trust company. No solicitation fee (other than solicitation fees payable to the Solicitation Agent) shall be payable to a Soliciting Dealer with respect to the consent by a holder unless the consent designates such Soliciting Dealer or a Notice of Solicited Consents is provided. No solicitation fee shall be payable to a Soliciting Dealer in respect of shares registered in the name of such Soliciting Dealer unless such shares are held by such Soliciting Dealer as nominee and a consent is being granted with respect to such shares by one or more beneficial owners identified on the Notice of Solicited Consents attached hereto. No solicitation fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a consenting holder. No solicitation fee shall be payable to a Soliciting Dealer with respect to shares held in such Soliciting Dealer's own account or shares beneficially owned by such Soliciting Dealer. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of the Company, the Solicitation Agent or D.F. King & Co., Inc.

    Any inquiries you may have with respect to the consents should be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free).

                                                    Merrill Lynch & Co.

                        NIAGARA MOHAWK POWER CORPORATION
                          NOTICE OF SOLICITED CONSENTS

      Beneficial Owners of Less than 2,500 Shares (or 10,000 Shares of $25 Par
                               Preferred Stocks)

    List below the number of shares as to which consents were granted by beneficial owners whose consent you have solicited. All shares in a series of preferred stock beneficially owned by a beneficial owner, whether in one account or several, and in however many capacities, must be aggregated for purposes of determining the 2,500 (or 10,000) share limit. Any questions as to what constitutes beneficial ownership should be directed to D.F. King & Co., Inc. ("D.F. King").

    ALL NOTICES OF SOLICITED CONSENTS SHOULD BE RETURNED TO D.F. KING AT THE ADDRESS SET FORTH IN THE SOLICITATION STATEMENT WITHIN THREE NEW YORK STOCK EXCHANGE TRADING DAYS AFTER THE COMPANY ANNOUNCES IT HAS RECEIVED SUFFICIENT CONSENTS TO APPROVE THE PROPOSAL. NOTICES MAY BE FAXED TO D.F. KING AT (212) 269-6061 (CONFIRMATION TELEPHONE NUMBER (212) 269-5550 (ext. 6831)). ALL QUESTIONS CONCERNING THE NOTICES OF SOLICITED CONSENTS SHOULD BE DIRECTED TO D.F. KING AT THE TELEPHONE NUMBER SET FORTH IN THE SOLICITATION STATEMENT.

          $100 PAR
----------------------------  NUMBER OF     NUMBER OF               $25 PAR                NUMBER OF    NUMBER OF
           ISSUE                SHARES     BENEFICIAL    ------------------------------     SHARES      BENEFICIAL
     DESCRIPTION/CUSIP        CONSENTED      OWNERS         ISSUE DESCRIPTION/CUSIP        CONSENTED      OWNERS
----------------------------  ----------  -------------  ------------------------------  -------------  ----------
Cumulative Preferred                                     Cumulative Preferred
3.40% Series/653522 201                                  7.85% Series/653522 813
                               -------        -------                                        -------     -------
3.60% Series/653522 300                                  8.375% Series
                               -------        -------                                        -------     -------
3.90% Series/653522 409                                  9.50% Series/653522 797
                               -------        -------                                        -------     -------
4.10% Series/653522 508
                               -------        -------
4.85% Series/653522 607                                  Adjustable Rate Preferred
                               -------        -------
5.25% Series/653522 706                                  Series A/653522 854
                                                                                             -------     -------
                               -------        -------
6.10% Series/653522 805                                  Series B/653522 847
                                                                                             -------     -------
                               -------        -------
7.45% Series                                             Series C/653522 839
                                                                                             -------     -------
                               -------        -------
7.72% Series/653522 888
                               -------        -------

    The undersigned hereby confirms that (i) it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended and the applicable rules and regulations thereunder, in connection with such solicitation; (ii) it is entitled to such compensation for such solicitation under the terms and conditions of the Consent Statement; (iii) in soliciting votes of shares it has used no solicitation materials other than those furnished by Niagara Mohawk Power Corporation; and (iv) if it is a foreign broker or dealer not eligible for membership in the National Association of Securities Dealers, Inc. (the "NASD"), it has agreed to conform to the NASD's Rules of Fair Practice in making solicitations.

    The payment of compensation to any broker or dealer is dependent on such broker or dealer returning a Notice of Solicited Consents to D.F. King & Co., Inc.

Date:

DTC Participant Name:                          Authorized Signature:

DTC Participant Number:                        Print Name:

Name of Firm:                                  Telephone Number:

Address:
Medallion Stamp:


                        NIAGARA MOHAWK POWER CORPORATION
             CONSENT SOLICITED BY NIAGARA MOHAWK POWER CORPORATION TO ACTION OF PREFERRED SHAREHOLDERS WITHOUT A MEETING

                          DTC PARTICIPANT CONSENT FORM

    The undersigned, a holder of record of shares of preferred stock of Niagara Mohawk Power Corporation (the "Corporation") on the record date, October 23, 1997, for this consent solicitation, hereby acknowledges receipt of the Consent Statement dated October 28, 1997 (the "Consent Statement"), and consents pursuant to the Corporation's Certificate of Incorporation, with respect to all of the shares of preferred stock held by the undersigned, to the adoption of the following proposal (the "Proposal") without a meeting of the shareholders of the Corporation (except as otherwise specified below).

    Proposal:  Consent to the incurrence of $5 billion in unsecured debt in excess of the Present Limitation applicable to the Corporation as set forth in the Consent Statement.

                                                  NUMBER OF SHARES CONSENTING:
                                     -------------------------------------------------------
ISSUE DESCRIPTION/CUSIP                  CONSENTS       WITHHOLDS CONSENT      ABSTAINS
-----------------------------------  -----------------  -----------------  -----------------
Cumulative Preferred $100 Par
3.40% Series/653522 201
                                       -------------      -------------      -------------
3.60% Series/653522 300
                                       -------------      -------------      -------------
3.90% Series/653522 409
                                       -------------      -------------      -------------
4.10% Series/653522 508
                                       -------------      -------------      -------------
4.85% Series/653522 607
                                       -------------      -------------      -------------
5.25% Series/653522 706
                                       -------------      -------------      -------------
6.10% Series/653522 805
                                       -------------      -------------      -------------
7.45% Series
                                       -------------      -------------      -------------
7.72% Series/653522 888
                                       -------------      -------------      -------------

Cumulative Preferred $25 Par
7.85% Series/653522 813
                                       -------------      -------------      -------------
8.375% Series
                                       -------------      -------------      -------------
9.50% Series/653522 797
                                       -------------      -------------      -------------

Adjustable Rate Preferred $25 Par
Series A/653522 854
                                       -------------      -------------      -------------
Series B/653522 847
                                       -------------      -------------      -------------
Series C/653522 839
                                       -------------      -------------      -------------

Date:

DTC Participant Name:                          Authorized Signature:

DTC Participant Number:                        Print Name:

Name of Firm:                                  Telephone Number:

Address:
Medallion Stamp:
